EXHIBIT 10.29
EMPLOYMENT AGREEMENT
This Employment Agreement (this "Agreement") is made and entered into as of January 1, 2017 (the "Effective Date") by and between CytRx Corporation, a Delaware corporation ("Employer"), and Scott Wieland, an individual and resident of the State of Tennessee ("Employee").
WHEREAS, Employer desires to continue to employ Employee, and Employee is willing to continue to be employed by Employer, on the terms set forth in this Agreement.
NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
1. Employment.  Effective as of the Effective Date, Employer shall continue to employ Employee, and Employee shall serve, as Employer's Senior Vice President – Drug Development on the terms set forth herein.
2. Duties; Place of Employment.  Employee shall perform in a professional and business-like manner, and to the best of her ability, the duties described on Schedule 1 to this Agreement and such other duties as are assigned to her from time to time by Employer's Chief Operating Officer and Chief Medical Officer. Employee understands and agrees that her duties, title and authority may be changed from time to time in the discretion of Employer's Chief Operating Officer and Chief Medical Officer. Employer understands and agrees that Employee shall be entitled to render his services hereunder from his home except as directed by the Employee's supervisor to be present in the Employer's principal executive office, such that it does not place any undue hardship on the Employee, and except for travel when and as required in the performance of Employee's duties hereunder..
3. Time and Efforts.  Employee shall devote all of his business time, efforts, attention and energies to Employer's business and to discharge his duties hereunder.  Notwithstanding any other provision of this Section 3, while this Agreement is in effect, Employee may serve on the board of directors of one company other than Employer, but in no event shall Employee serve on the board of directors of a company that is directly competitive with Employer.
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Term.  The term (the "Term") of Employee's employment hereunder shall commence on the Effective Date and shall expire on December 31, 2017 unless sooner terminated in accordance with Section 6. Neither Employer nor Employee shall have any obligation to extend or renew this Agreement. In the event that Employee's employment has not theretofore been terminated and Employer has not offered to extend or renew Employee's employment under this Agreement, upon expiration of the Term Employer shall continue to pay Employee his salary as provided for in Section 5.1 during the period commencing on the final date of the Term and ending on (a) June 30, 2018 or (b) the date of Employee's re-employment with another employer, whichever is earlier; provided that, as a condition to Employer's obligations under this sentence, Employee shall have executed and delivered to Employer a General Release of All Claims in the form attached hereto as Exhibit A. Employee shall notify Employer immediately in the event Employee accepts such employment with another employer.
4. Compensation.  As the total consideration for Employee's services rendered hereunder, Employer shall pay or provide Employee the following compensation and benefits:
4.1. Salary.  Employee shall be entitled to receive an annual salary of Four Hundred Thousand Dollars ($400,000), payable in accordance with Employer's normal payroll policies and procedures.
4.2. Discretionary Bonus.  Employee also may be eligible for a bonus from time to time for his services during the Term. Employee's eligibility to receive a bonus, any determination to award Employee such a bonus and, if awarded, the amount thereof shall be in Employer's sole discretion.
4.3. Expense Reimbursement.  Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee's duties in accordance with Employer's usual practices and policies in effect from time to time.
4.4. Vacation.  Employee shall continue to accrue vacation days without loss of compensation in accordance with Employer's usual policies applicable to all employees at a rate of four weeks' vacation time for each 12-month period during the Term.
4.5. Employee Benefits.  Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the Term.  Schedule 2 hereto sets forth a summary of such plans and policies as currently in effect.  Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.
4.6. Payroll Taxes.  Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.
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5. Termination.  This Agreement may be terminated as set forth in this Section 6.
5.1. Termination by Employer for Cause.  Employer may terminate Employee's employment hereunder for "Cause" upon notice to Employee.  "Cause" for this purpose shall mean any of the following:
(a) Employee's breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten days to correct such breach;
(b) Employee's conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;
(c) Employee's act of fraud or dishonesty injurious to Employer or its reputation;
(d) Employee's continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;
(e) Employee's act or omission that, in the reasonable determination of Employer's Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or
(f) Employee's act or personal conduct that, in the judgment of Employer's Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.
Upon termination of Employee's employment by Employer for Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment upon the effective date of termination of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.5 as of the date of such termination and any unpaid bonus that may have been awarded Employee as provided in Section 5.2 prior to such date.
5.2. Termination by Employer without Cause.  Employer may also terminate Employee's employment without Cause upon ten days' notice to Employee.  Upon termination of Employee's employment by Employer without Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to (1) any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, (2) any unpaid bonus that may have been awarded to Employee under Section 5.2 prior to such date, which shall be due and payable in accordance with Employer's normal payroll practices or as otherwise required by California law, (3) an amount, which shall be due and payable within ten days following the effective date of such termination, equal to six months' salary as provided in Section 5.1., provided, that if such termination occurs following a Change of Control (as hereinafter defined), then the amount described in this clause (3) shall be equal to 12 months' salary as provided in Section 5.1, and (4) continued participation, at Employer's cost and expense, of Employee and his dependents for a period of six months following such termination (12 months if such termination occurs following a Change of Control) in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination. Employee's right to the compensation and benefits provided for in clauses (3) and (4) of this Section 6.2 shall be conditioned upon Employee having executed and delivered to Employer a General Release of All Claims in the form attached hereto as Exhibit A. For purposes of this Section 6.2, a "Change of Control" shall have the meaning ascribed to the term "Corporate Transaction" in Employer's 2008 Stock Incentive Plan, as such Plan may be amended from time to time.
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5.3. Death or Disability.  Employee's employment will terminate automatically in the event of Employee's death or upon notice from Employee in the event of her permanent disability.  Employee's "permanent disability" shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Employee, as the case may be) with respect to Employee or, if no such policy is then in effect, shall mean Employee's inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive. Upon termination of Employee's employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee's heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law.
6. Confidentiality.  While this Agreement is in effect and for a period of five years thereafter, Employee shall hold and keep secret and confidential all "trade secrets" (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee's duties hereunder; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law.  Employee shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer's property, including, but not limited to, all documents concerning Employer's business, including Employee's work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee's possession or under Employee's control. Upon the expiration or earlier termination of Employee's employment with Employer, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee's possession or under Employee's control.
7. Equitable Remedies; Injunctive Relief.  Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish Employer's right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
8. Indemnification; Insurance.  Employer and Employee acknowledge that, as the Senior Vice President – Drug Development of the Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent provided by Employer to its officers, directors and agents under the Employer's Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement. Employer shall maintain Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.
9. Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
10. Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, that this Agreement may be assigned by Employer to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer.
11. Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.
12. Amendment.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.
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13. Governing Law.  This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California's choice-of-law rules.
14. Notice.  All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):
If to Employer: CytRx Corporation 11726 San Vicente Boulevard, Suite 650 Los Angeles, California 90049 Facsimile: (310) 826-5529 Attention: Chief Executive Officer
If to Employee: Scott Wieland [Residence Address]

15. Survival.  Sections 7 through 16, 18 and 19 shall survive the expiration or termination of this Agreement.
16. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.  A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.
17. Attorney's Fees.  In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys' fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.
18. No Interpretation of Ambiguities Against Drafting Party.  This Agreement has been negotiated at arm's length between persons knowledgeable in the matters dealt with herein.  In addition, each party has been represented by experienced and knowledgeable legal counsel.  Accordingly, the parties agree that any rule of law, including, but not limited to, California Civil Code Section 1654 or any other statutes, legal decisions, or common law principles of similar effect, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.
 [Signature Page Follows]
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IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.
"EMPLOYER" CytRx Corporation By: /s/ STEVEN A. KRIEGSMAN Steven A. Kriegsman Chairman of the Board and Chief Executive Officer
"EMPLOYEE" /s/ SCOTT WIELAND Scott Wieland

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EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS
This General Release of All Claims is made as of _________, 20__ ("General Release"), by and between Scott Wieland ("Executive") and CytRx Corporation, a Delaware corporation (the "Company"), with reference to the following facts:
WHEREAS, this General Release is provided for in, and is in furtherance of, the Employment Agreement, dated as of January 1, 2017, between the Company and Executive (the "Employment Agreement");
WHEREAS, Executive desires to execute and deliver to the Company this General Release in consideration of the Company's providing Executive with certain severance benefits pursuant to Section 4 or Section 6.2, as applicable, of the Employment Agreement; and
WHEREAS, Executive and the Company intend that this General Release shall be in full satisfaction of any and all obligations described in this General Release owed to Executive by the Company, except as expressly provided in this General Release.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, Executive and the Company agree as follows:
1. Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, "Releasers"), does hereby release, waive, and forever discharge the Company and each of its agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the "Releasees") from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, obligations, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys' fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive's employment with and services to the Company or any of its affiliates; (b) the termination of Executive's employment with and services to the Company and any of its affiliates; or (c) any event whatsoever occurring on or prior to the date of this General Release.  The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under any employment agreement between Executive, on the one hand, and the Company or its affiliates, on the other hand) and any action arising in tort including, but not limited to, libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act or the discrimination or employment laws of any state or municipality, and any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes, but is not limited to, a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive's employment with or services to the Company or any of its affiliates or the termination of that employment or those services; and any claims under the Worker Adjustment and Retraining Notification Act, California Labor Code Section 1400 et seq. or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to: (i) the Executive's rights to receive the compensation and benefits provided for in Section 4 or Section 6.2, as applicable, of the Employment Agreement: or (ii) Executive's rights under any stock option agreement between Executive and the Company.
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2. Executive understands and agrees that he is expressly waiving all rights afforded by Section 1542 of the Civil Code of the State of California ("Section 1542") with respect to the Releasees.  Section 1542 states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this General Release is intended to include all claims, if any, which Executive may have and which he does not now know or suspect to exist in his favor against the Releasees and Executive understands and agrees that this Agreement extinguishes those claims.
3. Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies.  Executive, however, waives Executive's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing) pursue any claims on Executive's behalf.  Executive represents and warrants that Executive has not filed any complaint, charge or lawsuit against the Releasees with any government agency or any court.
4. Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release.  Nothing in this General Release is intended to reflect any party's belief that Executive's waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.
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5. Executive acknowledges and recites that:
(a) (a) Executive has executed this General Release knowingly and voluntarily;
 (b) Executive has read and understands this General Release in its entirety;
 (c) Executive acknowledges that he has been advised by his own legal counsel and has sought such other advice as he wishes with respect to the terms of this General Release before executing it;
 (d) Executive's execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and
 (e) Executive has not sold, assigned, transferred or conveyed any claim, demand, right, action, suit, cause of action or other interest that is the subject matter of this General Release.
6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of California, except for the application of preemptive Federal law.
7. Executive acknowledges that he is waiving his rights under the ADEA and the Older Worker's Benefit Protection Act and therefore, in compliance with those statutes, acknowledges the following:
 Executive acknowledges that he has been provided a minimum of twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it;
 Executive acknowledges that he shall have seven days from the date he executes this General Release to revoke his waiver and release of any ADEA claims only (but not his waiver or release hereunder of other claims) by providing written notice of the revocation to the Company, and that, in the event of such revocation, the provisions of Section 4 or clauses (3) through (5) of Section 6.2, as applicable, of the Employment Agreement shall thereupon become null and void and the Company shall be entitled to a return from Executive of all payments to Executive pursuant to such clauses;
 Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement; and
 Executive acknowledges that the consideration given in exchange for this waiver and release Agreement is in addition to anything of value to which he was already entitled.
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PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: ___________________, 20__	Scott Wieland

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Schedule 1
Description of Duties
The duties of the Senior Vice President – Drug Development of CytRx Corporation (the "Company") shall include, but not be limited to, the following:
1.	Clinical Operations Responsibilities
•	Assist CMO with protocol development
•	Clinical trial oversite, including documentation review and approval (statistical analysis plans, imaging plans and charters, CRFs, etc.)
•	Oversite of clinical study report development and finalization
•	Vendor selection, contract negotiations, oversite, conflict resolution
•	Oversite of clinical, regulatory, and pre-clinical record center
•	Hiring
2.	Regulatory Affairs Responsibilities
•	Communication with regulatory authorities oversite
•	Development and/or review of regulatory documentation (Investigator Brochure, annual reports, safety reports, etc.), submissions, strategy
•	Overseeing the New Drug Application for aldoxorubicin
•	Overseeing European Marketing Application for aldoxorubicin
•	Development of IND strategy for DK049
3.	Pre-clinical Responsibilities
•	Selection of vendors for pharmacology, toxicology, ADME, etc., studies
•	Oversite of pre-clinical animal studies for aldoxorubicin
•	Oversite of pre-clinical IND enabling studies for DK049
4.	Corporate Responsibilities
•	Poster presentation development
•	Manuscript oversite
•	Board of Directors presentations
•	Clinical trial updates
•	Working with finance on clinical, regulatory, and pre-clinical budgets
•	Review and approval of clinical, regulatory, and pre-clinical invoices

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Schedule 2
Summary of Group Plans
1. See CytRx Corporation Employee Handbook, Part II dated January 2017, which is incorporated herein by reference.

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